Exhibit (n)(2)

Schedule A (EQUITY), dated December 1, 2012, to the Amended and Restated
Multiple Class of Shares Plan for Spartan Index Funds

Dated December 1, 2012

Fidelity Concord Street Trust

Fund/Class	Class Level Redemption Fee (as a % of amount redeemed)
Spartan 500 Index Fund:
Investor Class	None
Fidelity Advantage Class	None
Institutional Class	None
Fidelity Advantage Institutional Class	None

Spartan Total Market Index Fund:
Class F	0.50
Investor Class	0.50
Fidelity Advantage Class	0.50
Institutional Class	0.50
Fidelity Advantage Institutional Class	0.50

Spartan Extended Market Index Fund:
Investor Class	0.75
Fidelity Advantage Class	0.75
Fidelity Advantage Institutional Class	0.75

Spartan International Index Fund:
Investor Class	1.00
Fidelity Advantage Class	1.00
Institutional Class	1.00
Fidelity Advantage Institutional Class	1.00